Exhibit 99.1

Willis Group Holdings Limited Reports on Annual Meeting of Shareholders

NEW YORK--(BUSINESS WIRE)--Willis Group Holdings (NYSE: WSH), the global insurance broker, held its Annual Meeting of Shareholders today at the School of Risk Management at St. John’s University in New York City.

Joe Plumeri, Chairman and CEO of Willis, outlined the Company’s continued track record of execution and performance through 2007 and detailed Shaping our Future, the Company’s strategy for profitable growth.

In remarks to shareholders, Mr. Plumeri said, “We are executing on our Shaping our Future plan, which is in-depth, highly focused and well thought out. It continues to gain momentum as we roll out the initiatives globally.” Mr. Plumeri reviewed the estimated benefits for key priorities and reaffirmed financial goals through 2010, consistent with the presentations made at Willis’ Investor Day last November.

“We are building a sustainable organic growth engine through a variety of strategies such as client segmentation and a focus on high potential geographies like emerging markets,” said Mr. Plumeri, “We will also continue to actively manage capital to maximize value to shareholders. While the operating environment is challenging and the soft market looks as if it will continue through 2008, we are well-positioned to take advantage of opportunities as we have done so successfully in the past.”

At the meeting, shareholders:

  re-elected William W. Bradley; Joseph A. Califano, Jr.; Anna C. Catalano; Eric G. Friberg; Sir Roy Gardner; The Rt. Hon. Sir Jeremy Hanley, KCMG: Wendy E. Lane; James F. McCann; Joseph J. Plumeri, and Douglas B. Roberts to the Board of Directors. Robyn S. Kravit was also newly elected to the Board. All will serve until the next Annual General Meeting of Shareholders or until their respective successors are elected or appointed.
  re-appointed Deloitte & Touche as auditors until the close of the next Annual General Meeting of Shareholders and authorized the Audit Committee on behalf of the Board of Directors to fix the auditors’ remuneration.

  voted to approve and adopt the Willis Group Holdings Limited 2008 Share Purchase and Option Plan.
  voted to amend Clause 5 of the Company’s Memorandum of Association and Bye-laws 1(1), 4(2) and 7 of the Company’s Bye-laws.

Mr. Plumeri welcomed Ms. Kravit, an international trade executive with more than 25 years of experience in strategic planning, risk analysis and venture development in China and Southeast Asia to the Board, “We are delighted that Robyn has accepted our invitation to join Willis’ Board, and I very much look forward to working with her. Robyn has extensive knowledge of the evolving political and economic environments of Asia, a market in which we have significant presence and have specifically targeted for growth. Her international business experience will enhance our operations.”

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 300 offices in some 100 countries, with a global team of approximately 16,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

Notes to Editor:

Robyn S. Kravit bio

Ms. Kravit began working in China in 1976, directing significant operations engaged in the international trading of industrial raw materials. Her expertise ranges from marketing and finance, to logistics and international dispute resolution.

In addition to her international business interests, Ms. Kravit co-founded Tethys Research LLC, a biotechnology start-up company, and has acted as its Chief Executive Officer since 2000. Ms. Kravit is also President and a Director of Friends of the National Zoo, the organization which manages commercial and educational activities for Smithsonian’s National Zoological Park. In addition, she is a Director of The Eisenhower Institute, and a member of the Board of Governors of the Washington Foreign Law Society.

Ms. Kravit earned a BA degree in East Asian Studies from Vassar College, attended Stanford University’s Program for Chinese Language Studies in Taiwan and earned an MA degree in East Asian Studies from Harvard University. She is fluent in Mandarin Chinese.

CONTACT:
Willis Group Holdings
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Valerie Di Maria, 212-915-8272
valerie.dimaria@willis.com